Exhibit 10.1


     Summary of Intel Corporation Non-Employee Director
                        Compensation

Cash Compensation

     Annual Retainer Fee:                          $75,000


     Annual Committee Fees

          Audit Committee Chair:                   $20,000
          Audit Committee member (other than       $10,000
          Committee Chair):
          Compensation Committee Chair:            $10,000
          Finance Committee Chair:                 $10,000
          Corporate Governance and Nominating      $10,000
          Committee Chair:
          Executive Committee Chair:               $10,000
          Sheltered Employee Retirement Plan       $10,000
          Investment Policy Committee Chair:

     Retainer and committee fees are paid quarterly in cash and can be deferred at the director's election, or paid in the form of restricted stock units ("RSUs") at the director's election.

Equity Compensation

     Each non-employee director will receive a grant of RSUs equal to $145,000 divided by the average of the high and low sales prices of one share of the Company's common stock on the date of grant. The Lead
     Independent Director will receive an additional grant of RSUs equal to $30,000 divided by the average of the high and low sales prices of one share of the Company's common stock on the date of grant.

Other Information

     Non-employee directors may elect to defer receipt of shares from vested RSUs until termination of service as a member of the Board. Non-employee directors' compensation is paid based on a July to June annual period. Intel Corporation reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities and provides each director with a computer for his or her personal use. Directors' charitable contributions that meet the guidelines of the Company's employee charitable matching gift program are eligible for matching funds from the Company in an amount up to $10,000 per year.